Exhibit 10.3

EMPLOYMENT AGREEMENT (“Agreement”)

This Agreement is between Matthew Ehrlichman (“Executive”) and Porch Group, Inc. (the “Company”) (collectively “the Parties”) and is effective as of the date the Parties sign below (“Effective Date”).

1.             Entire Agreement. To encourage Executive to remain employed with the Company, the Company hereby agrees to continue the at-will employment of Executive for the Term (as defined in Section 2) with the following enhanced terms and conditions of employment. This Agreement and its Exhibits A and B, together with any agreements, plans, or policies referenced herein, constitute the entire agreement between the Parties. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. The Company represents that it has due authority to enter into this Agreement and has taken all necessary corporate action to enter into this Agreement and provide the compensation set forth herein.

2.             Termination/Renewal. This Agreement shall commence as of the Effective Date and continue until the expiration of a 36-month period thereafter, unless Executive’s employment is terminated earlier under Section 5. If Executive remains employed at the end of this 36-month period, this Agreement shall automatically renew for successive 12-month periods unless Executive’s employment is terminated earlier under Section 5. The period beginning on the Effective Date and ending as of the initial 36-month period or, if the Agreement is renewed pursuant to the prior sentence, the last day of the last 12-month renewal period, shall be referred to hereinafter as the “Term.” Notwithstanding the foregoing, either Executive or the Company may terminate this Agreement, for any or no reason, by giving written notice to the other at least 60 days prior to the end of the initial 36-month term or any 12-month renewal term that this Agreement will not be renewed.

3.             Scope of Employment.

(a)          Duties. Executive shall serve as the Company’s Chief Executive Officer and shall render such professional services in the performance of Executive’s duties, subject to the direct supervision and direction of the Company’s Board of Directors or a Committee thereof (collectively, the “Board”). As such, you will be responsible for, among other things, directing and leading the Company and its executive management team and otherwise performing such duties and responsibilities as are customarily assigned to individuals serving in similar positions of other public companies. Without limitation, this includes ultimate responsibility for the strategic direction, performance and execution of the Company’s plans and strategies.

(b)          Best Efforts and Duty of Loyalty; Compliance.  Executive will devote Executive’s full business time, attention, skill, and best efforts to the performance of the duties required by or appropriate for the Executive’s position with the Company and adhere to each of the Company’s policies (including, without limitation, the code of conduct) and procedures as may be in effect from time to time. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from devoting reasonable periods of time to charitable and community activities, managing personal investment or business assets and serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of Executive’s duties hereunder or creates a conflict of interest (real or reasonably apparent). The Executive agrees to be subject to any “clawback” or other comparable policies adopted by the Board or any of its committees to the extent adopted at a time when Executive was employed by the Company.

(c)           Investments. Nothing herein shall prevent Executive from investing in stocks, bonds, or other securities in any business if such investments do not create any conflict of interest (real or reasonably apparent) with the Company or interfere or compete with Executive’s obligation to devote Executive’s full time, energy, and attention to the performance of Executive’s duties to the Company, and (i) such stocks, bonds, or other securities of a direct competitor of the Company are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, for any one issuer, 2% of the issued and outstanding capital stock, or in the case of bonds or other securities, 2% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and there is no control or influence over the management or policies of such business (whether or not exercised).

4.	Compensation and Benefits.

(a)          Base Salary. Executive’s base salary (“Base Salary”) will be $600,000.00 annualized, minus applicable withholdings, payable in equal installments according to the Company’s current and regular payroll schedule (at least monthly). Executive’s salary may be increased or decreased in the Company’s discretion, subject to review and approval by the Board. As an “exempt” employee, Executive’s salary shall be Executive’s compensation for all hours worked, regardless of the number of hours worked in any workweek, and Executive will not be eligible for overtime pay.

(b)         Equity Incentive Plans. Executive will be eligible to receive future equity awards from time to time during the Term, as determined by the Board in its discretion.

(c)          Annual Bonus Opportunity. As determined by the Board in its discretion, Executive is eligible to receive an annual bonus based upon achievements as determined by the Board, payable at the same time as annual bonuses of other executives at the Company, but in no event later than March 15 of the year following the calendar year with respect to which such bonuses are payable (“Bonus Year”). Executive’s 2022 annual target bonus is 100% of Executive’s Base Salary, which may change in future years in the Board’s discretion (the “Target Bonus”). The earned annual bonus, if any, shall be payable for any Bonus Year only if Executive remains continuously employed by the Company through the date on which such bonus is paid.

(d)          Paid Time Off. Executive shall receive paid time off pursuant to the ordinary policies and procedures maintained by the Company and where required by law. Company retains the right to replace Executive and to deny restoration or reinstatement in accordance with the “key Executive” and other provisions of the Family and Medical Leave Act of 1993, if applicable.

(e)          Other Benefits.  Executive will be eligible to participate in the Executive benefit plans and programs generally available to the Company’s senior executives, subject to the terms and conditions of such plans and programs. The Company does not guarantee the adoption or continuance of any particular employee benefit or benefit plan, and the Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. Nothing in this Agreement is intended to, or shall in any way, restrict the right of the Company, to amend, modify or terminate any of its benefits or benefit plans.

(f)           Reimbursement of Expenses. Executive shall be reimbursed for reasonable business expenses incurred by Executive in furtherance of Executive’s duties, provided such reimbursement shall be made only in accordance with the standard reimbursement policies of the Company or approved in advance in writing by the CEO.

(g)          409A Compliance. In accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv), any reimbursements or in-kind benefits under this Agreement will be provided only during the Term of Executive’s employment and are not subject to liquidation or exchange for another benefit. In no event may requests for reimbursement be submitted by Executive later than 90 days following the date on which the expense is incurred, and the Company will reimburse expenses no later than 30 days after submission. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

5.             Termination of Employment. Notwithstanding anything else in this Agreement to the contrary, either the Company or Executive may terminate Executive’s employment and this Agreement at any time with or without Cause. The Term of this Agreement will also terminate automatically upon Executive’s death or Disability (as defined in Section 6(d)). At the Term of this Agreement, including non-renewal, Executive will be entitled to only (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation or time-off, if Company policy is to accrue vacation or time-off and the payment is required by law; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive within the time required under state or local law. Severance, if any, shall be provided only as set forth in Section 6 below. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive shall immediately resign as of the termination date from all positions that he holds with the Company and any of its subsidiaries, including, without limitation, the Board and all boards of directors of any subsidiary of the Company or any parent company of the Company. Executive hereby agrees to execute any documentation needed to effectuate such resignations upon request by the Company; provided if Executive fails to provide such resignation for any reason, Executive irrevocably appoints the then-current directors of the Board, singly or jointly, as Executive’s attorney with the irrevocable right to sign any document on Executive’s behalf for the purposes of, or to give effect to, Executive’s resignation(s) under this clause.

6.             Severance.

(a)          Termination by the Company Without Cause/Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause (as defined below) or Executive terminates for Good Reason (as defined below) (each, a “Non-Change in Control Termination”), then, subject to Section 6(b), Executive will receive, in addition to the compensation set forth in Section 4 the following severance benefits (the “Severance Benefits”):

i.              Severance Payment. Executive shall receive an additional amount that is equal to 12 months of Executive’s then current Base Salary and the Target Bonus, less lawful withholdings, to be paid out in twelve equal monthly installments on the Company’s usual payroll cycle (“Severance Payment”);

ii.             Bonus. See Section 4 (c) above.

iii.            COBRA. Provided Executive (and their spouse or dependents, as applicable) timely elects to continue health, dental, and/or vision coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay any premiums associated with such COBRA continuation coverage consistent with such coverages as are offered to then active employees until the earliest to occur of (a) 12 months after Executive’s last day of employment; (b) the date Executive first becomes eligible for health, dental, or vision coverage with a subsequent employer; (c) the date Executive is no longer eligible for continuation coverage under COBRA; or (d) the date Executive violates Executive’s obligations set forth in Executive’s Confidentiality and Restrictive Covenant Agreement attached as Exhibit B.; and

iv.            Equity. Notwithstanding the terms of any equity award agreement between Executive and the Company:

a.	Non-Change in Control Termination. Upon a Non-Change in Control Termination:

i.	For any equity awards subject to performance conditions as of the termination date, then such equity award will remain outstanding and vest when it is earned in accordance with the applicable vesting schedule set forth in the award agreement excluding any provision requiring continued employment or service during the performance period.

ii.	For any equity awards subject only to time-vesting conditions as of the termination date, then any unvested equity awards that may vest within 12 months subsequent to the termination date shall become vested as of the termination date, and the remaining award shall be terminated and shall be cancelled by the Company.

iii.	For any vested stock options as of termination date (including due to clause (i) or (ii) immediately above), Executive shall be able to exercise such options for the lesser of: (A) 12 months subsequent to the termination date and (B) the expiration date of such option, following which all such options shall terminate and shall be cancelled by the Company.

b.	Change in Control. Upon the occurrence of a Change in Control:

i.	For any equity awards not assumed or reasonably substituted on an equitable basis to the Executive by the surviving entity or other successor in interest to the Company as of the Change in Control, such equity award shall be deemed fully earned (if performance-based) and vest immediately prior to the consummation of such Change in Control and the Executive shall receive a cash payment, at closing of the of the Change in Control transaction, for each earned and vested equity award equal to (1) for any full value share award, the acquisition price per share of Company’s common stock, par value $0.0001 per share (the “Common Stock”), or (2) for any stock option, the acquisition price per share of Common Stock less the option exercise price, in each case less any applicable withholding taxes.

ii.	For any equity awards assumed or reasonably substituted on an equitable basis to the Executive by the surviving entity or other successor in interest to the Company as of the Change in Control:

1.	For any full value share awards or options subject to performance conditions as of the termination date, any unearned portion of the equity award will treated as issued and outstanding restricted stock units (“RSUs”) or options, respectively, subject only to a vesting period commencing on the Closing Date of such Change in Control and ending on the earlier of (a) the date that is 12 months following the Closing Date and (b) a Change in Control Termination, as well as other terms of the award agreement not applicable to the prior performance conditions. If Executive’s employment is terminated prior to the date that is 12 months following the Closing Date for any reason other than as set forth in clause (b), then the full award shall be immediately forfeited by Executive and cancelled by the Company or the surviving entity or other successor in interest to the Company.

2.	For any equity awards subject only to time-vesting conditions as of the termination date, the equity award shall remain outstanding and vest in accordance with the applicable vesting schedule and the other terms set forth in the award agreement (and the provisions therein amended by substituting the Company with the surviving entity or other successor in interest to the Company). In the event of a Change in Control Termination, the equity award shall fully vest. If Executive’s employment is terminated prior to the date that is 12 months following the Closing Date of a Change in Control for any reason other than as set forth in the preceding sentence, then the full award shall be immediately forfeited by the Executive and cancelled by the surviving entity or other successor in interest to the Company. Following such 12-month period following the Closing Date of such Change in Control, the other termination provisions of this Agreement excluding Section 6(a)(iv)(b) shall apply.

3.	For any vested options as of the termination date (including due to clause (1) or (2) above), Executive shall be able to exercise such options as set forth in the award agreement. In the event of a Change in Control Termination, Executive shall be able to exercise such options for the lesser of: (A) 12 months subsequent to the termination date and (B) the expiration date of such option, following which all such options shall terminate and shall be cancelled by the Company.

c.	Termination of Employment. Except as provided in Sections 6(a)(iv), (d) or (e), if the Executive’s employment is terminated for any reason, then the portion of the equity award that was not earned and vested, in the case of any performance-based award, or vested, in the case of any other award, immediately prior to such termination of employment shall be immediately forfeited by the Executive and cancelled by the Company.

(b)          Release. The Company shall not be obligated to make any Severance Payment to Executive set out in Section 6 (a) of this Agreement until and unless Executive has timely delivered to the Company a separation agreement, which will include a release of all claims against the Company and a non-disparagement clause in favor of the Company, in form and substance satisfactory to the Company (“Release”), no later than 45 days following Executive’s last day of employment (“Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this Agreement. In no event will the Severance Benefits be paid or provided until the Release Deadline, including the settlement of any vested equity as of or following the end of the Term. Any payments delayed from the date Executive terminates employment through the Release Deadline will be payable in a lump sum without interest on the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each remaining payment, provided Executive does not breach Executive’s obligations under this Agreement.

(c)          Offset. If Executive obtains other employment during this 12-month period, the Company may, in its discretion, reduce the amount of any such remaining Severance Payments under Section 6 (a)(i), by the amount of compensation earned by Executive from such other employment through the end of the 12-month period. For purposes of this Section, Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period in which the Company is making payments to Executive under Section 6(a)(i).

(d)          Death or Disability. Executive will be deemed to have a “Disability” if, because of a physical or mental impairment, Executive has been unable to perform the essential functions of their position, with or without reasonable accommodation, for a period of one hundred eighty (180) days within any 12-month period as determined by a medical doctor approved by the Board and Executive. In the case of death or Disability, Executive or their estate shall be entitled only to (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation or time-off, if Company policy is to accrue vacation or time-off and the payment is required by law; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive within the time required by applicable state or local law. Following a termination due to death or Disability, Executive (or Executive’s beneficiaries) shall be able to exercise any vested stock options for the lesser of: (A) 12 months subsequent to the termination date and (B) the expiration date of such option, following which all such options shall terminate and shall be cancelled by the Company.

(e)          Vested Stock Options - Executive Termination without Good Reason. Following Executive’s termination not for Good Reason, Executive shall be able to exercise any vested stock options for the lesser of: (A) 90 days subsequent to the termination date and (B) the expiration date of such option, following which all such options shall terminate and shall be cancelled by the Company.

(f)           Definitions. See attached Exhibit A.

7.             Deferred Compensation Omnibus Provision and 280G.

(a)             Section 409A of the Code. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code (the “Code”) shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g. separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Executive is a key Executive (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after termination of Executive’s employment or, if earlier, Executive’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event benefits are required to be deferred, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. For purposes of this Agreement, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an Executive or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or, if lesser, Executive’s period of service). Notwithstanding anything herein to the contrary, all taxable reimbursements and in-kind benefits provided by Company under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred by Executive during the period of time specified in the Agreement; (ii) any in-kind benefits must be provided by Company during the period of time specified in the Agreement; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)             280G of the Code.

i.             To the extent that Executive would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or any subsidiary or a Change in Control (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (iii) below, then the Company shall pay to Executive whichever of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

ii.             If a Reduced Payment is necessary pursuant to clause (i), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the grant date of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided,  further, that to the extent permitted by Section 409A of the Code and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Section 409A of the Code or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Executive may designate a different order of reduction.

iii.             For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33; (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

iv.            All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Executive.

v.             The federal tax returns filed by the Executive (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Executive.  The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Executive may delete information unrelated to the Parachute Payment or Excise Tax and provided,  further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

vi.             In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, and the Executive shall control any other issues.  In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.

vii.           The Company shall be responsible for all charges of the Accountants.

viii.          The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Section 7(b).

ix.             Nothing in this Section 7(b) is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

x.             Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Section 7(b) shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or where no taxes are required to be remitted, the end of the Executive’s calendar year following the Executive’s calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

xi.             The provisions of this Section 7(b) shall survive the termination of the Executive’s employment or service with the Company or any subsidiary for any reason and the termination of the Agreement.

8.             Mutual Non-Disparagement. Executive will not make may any false, misleading, or disparaging statements about the Company or its respective officers, directors, investors, employees, consultants, stockholders, agents and affiliates or make any public statement reflecting negatively on the Company or its respective officers, directors, investors, employees, consultants, stockholders, agents and affiliates, likely to be harmful to them or their business, business reputation or personal reputation, including (without limitation) any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement. Company shall instruct and take all reasonable steps to cause its officers and directors not to disparage the Executive on any matters relating to the Executive’s services to the Company, its business, professional or personal reputation, or standing in the Company’s industry, irrespective of the truthfulness or falsity of such statement. Nothing in this Section shall prohibit the Parties from responding accurately and fully to any question, inquiry, or request for information during a government investigation or if required by legal process (including in response to a subpoena).

9.             Mutual Arbitration. Both Executive and the Company agree that any Dispute (defined below) arising from or related to Executive’s employment shall be determined and resolved exclusively, to the fullest extent permitted by law, by final, binding, and confidential arbitration conducted by the Judicial Arbitration and Mediation Services (“JAMS”). The Parties each understand and agree that under this Section of the Agreement, they are each waiving their respective right to a jury trial.

(a)           Definition. “Dispute” means any, claim, suit, arising from or related to this Agreement or my employment, and include, by way of example only, wrongful termination, breach of contract, defamation, assault, battery, violation of public policy, negligent retention, negligent supervision, negligent entrustment, invasion of privacy, retaliation, infliction of emotional distress, any other tort, contract, equitable, statutory, or constitutional claim, or breaches of any duty owed by an employee to an employer. Disputes also include claims related to payment of wages and compensation, layoffs, benefits, obtaining or using credit reports, drug testing, whistleblowing, leaves of absence, and discrimination or harassment under state law, Title VII of the Civil Rights Act of 1964, the Americans with Disability Act, any other state or federal law or regulation, or requests for equitable or declaratory relief.

(b)           Claims Excluded from Disputes. The only exceptions to the definition of Disputes are claims arising under the National Labor Relations Act, state workers’ compensation laws, unemployment claims, or claims specifically excluded from binding arbitration as set forth in a document signed by both Executive and the Company, or as otherwise required by law. The Company also expressly reserves its right to seek enforcement through court proceedings and obtain equitable or injunctive relief as appropriate related to Executive’s obligations in the Confidentiality and Restrictive Covenant Agreement. Executive agrees that nothing herein relieves Executive from any obligation to exhaust certain administrative remedies before arbitrating certain types of claims. Executive also understands that this Agreement does not prevent Executive from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission, or other state/local administrative agency, but that if Executive chose to pursue a claim after exhausting such administrative remedies, that claim would be subject to the Mutual Arbitration hereunder.

(c)             Rules for Arbitration. Arbitration shall be conducted under its then-existing JAMS Employment Arbitration Rules & Procedures (A copy of these rules is available at https://www.jamsadr.com.). The Parties will use the JAMS office in or closest to Seattle, Washington for the arbitration. Both Parties waive any defense based on improper or inconvenient venue or lack of personal jurisdiction. The neutral arbitrator shall be selected by agreement of the Parties in writing. If, after reasonably good faith efforts, not to exceed thirty (30) days, the Parties cannot agree as to the election of a neutral arbitrator, then the arbitrator shall be selected through JAMS. Both Parties shall be entitled to conduct reasonable sufficient discovery in any arbitration to ascertain the facts and law at issue in the Dispute as set forth in JAMS’ rules. Resolution of the Dispute shall be based solely upon the law governing the claims and defenses asserted, and the arbitrator may not invoke any basis other than such controlling law. The arbitrator shall issue a written opinion setting forth the facts and law supporting any award. The Company shall bear the costs unique to the arbitration proceeding. Executive shall bear all of Executive’s own costs that would normally be incurred if the matter had been brought in a court of law. Executive understands that Executive has the right (1) to hire legal representation, paid for by Executive, (2) to the same amount of time to file a claim for arbitration as Executive would otherwise file in court; and (3) to the same statutory remedies as provided under applicable employment statutes. The arbitrator’s written decision shall be final and shall be binding on all Parties. Any judgment upon the award rendered by the arbitrator may be enforced in any court, state or federal, otherwise having jurisdiction as provided by law.

10.             Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death or Disability, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise is the surviving company following a Change in Control or directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

11.             Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally or by electronic mail; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

Porch Group, Inc.

2200 First Ave South, Floor 3

Seattle, Washington

Attn: General Counsel

If to Executive, at the address then currently listed in Executive’s personnel file that Executive may update from time to time.

12.           Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

13.           Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

14.           Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

15.           Counterparts and Facsimile/Digital Signatures. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. A facsimile or digital signature shall be treated as an original signature for all purposes.

16.           Governing Law. This Agreement and its Exhibits shall be governed by and shall be construed in accordance with the laws of the state of Washington, without giving effect to the conflicts of laws principles thereof, to the exclusion of the law of any other jurisdiction.

17.           Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

18.           Amendment/Survival. This Agreement cannot be orally modified. Any amendment or modification to this Agreement must be in writing, signed by Executive and a duly authorized representative of the Company. The provisions of Sections 5-17, and the Exhibits thereto, along with those provisions necessary to interpret and enforce them, shall survive and be enforceable in law and equity after Executive’s termination or cessation of employment with the Company.

19.           Executive Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EXECUTIVE		PORCH GROUP, INC.

By:	/s/ Matthew Ehrlichman	By:	/s/ Matthew Cullen
	Matthew Ehrlichman		Name: Matthew Cullen
Title: General Counsel

Date: February 11, 2022		Date: February 11, 2022

Exhibit a

Definitions

1.             “Cause” means one or more of the following events:

a.             Executive’s conviction of, or plea of no contest to, a felony, provided, however, that (A) after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement and (B) Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate Executive’s employment for Cause;

b.             Fraud, embezzlement, willful misconduct or malfeasance, gross negligence, or other material dishonesty with respect to the affairs of the Company or any subsidiary or affiliates;

c.             Executive’s substantial, willful and continual refusal to perform or gross neglect of the duties, responsibilities or obligations of Executive’s position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has continued to fail to perform Executive’s duties, responsibilities or obligations (other than any such failure resulting from incapacity due to physical or mental illness);

d.             Executive’s willful failure to cooperate fully with a regulatory investigation or proceeding involving the Company or any of its subsidiaries or affiliates;

e.             Material breach of this Agreement (including the Proprietary Confidential Information and Restrictive Covenants Agreement, attached as Exhibit B (“Confidentiality and Restrictive Covenant Agreement”);

f.             Material breach of fiduciary duty owed to the Company by Executive; or

g.             Willful disregard or violation of Company policies and procedures.

2.             A “Change in Control” shall be deemed to have occurred if:

a.             Any transaction or series of transactions in which any Person becomes the direct or indirect Beneficial Owner, by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company (“Company Voting Securities”) (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation); provided, however, that the following acquisitions shall not be deemed to be a Change of Control: (i) acquisitions by the Company or any subsidiary; (ii) acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; (iii) acquisitions by any underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) any acquisition pursuant to a transaction described in subsection (ii) of this definition;

b.             Any merger or consolidation or reorganization of the Company other than a merger, consolidation or reorganization (i) immediately following which those individuals who, immediately prior to the consummation of such merger, consolidation or reorganization, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, (ii) which results in the Company Voting Securities outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, greater than 50% of the combined voting power of the securities of the Company (or such surviving entity or any parent thereof) outstanding immediately after such merger or consolidation, and (iii) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the then outstanding Company Voting Securities;

c.             Any transaction or series of transactions in which all or substantially all of the Company’s assets are sold;

d.             During any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any Person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii) or (iv) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.

e.             Solely for purposes of this definition of “Change in Control”, the following terms shall have the meaning specified: (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are reflected on a Schedule 13G; and (C) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (w) the Company or any of its Affiliates; (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (y) an underwriter temporarily holding securities pursuant to an offering of such securities; or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

3.             “Good Reason” means the initial existence of one or more of the following conditions arising without Executive’s consent:

a.             A material diminution in the amount of Executive’s Base Salary or Target Bonus opportunity (unless the Base Salary or Target Bonus opportunity, as applicable, is similarly reduced for other employees of a similar level of authority or title);

b.            A material diminution in Executive’s authority, duties, or responsibilities, provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Executive is employed by the Company or a successor with substantially the same duties, authorities, or responsibilities that Executive had immediately prior to the Change in Control);

c.            A material change in the geographic location at which Executive must perform services; or

d.            A material breach by the Company of any provision of this Agreement or any other compensatory or other material agreement entered into with Executive.

None of the above constitute Good Reason unless Executive first provides the Company with written notice of the event within 30 days of the Executive’s knowledge of the event’s occurrence and a period of 30 days from such notice to cure such event, and also provided that Executive must terminate employment within 60 days following the end of this cure period and the grounds must not have been cured during that time.

Exhibit B

Proprietary Confidential Information and Restrictive Covenants Agreement

(“Confidentiality and Restrictive Covenant Agreement”)

1. Protection of Confidential Information. Executive acknowledges that, during Executive’s employment with the Company, Executive will be exposed to confidential and/or proprietary information, know-how, and trade secrets of the Company which are essential to its business and the confidentiality of which is critical to its well-being/ At all times the Executive shall hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information and trade secrets, except as such disclosure, use or publication may be required in connection with the Executive’s work or unless the Company expressly authorizes such disclosure in writing or it is required by law or in a judicial or administrative proceeding in which event the Executive shall promptly notify the Company of the required disclosure and assist the Company if a determination is made to resist the disclosure.

(a) Definition. “Confidential Information” means information that qualifies as a trade secret under applicable state or federal law or other information belonging to the Company, whether reduced to writing or in a form from which such information can be obtained, translated or derived into reasonably usable form, that has been provided to employees during their employment with the Company or employees have gained access to while employed by the Company or were developed by employees in the course of their employment with such person(s), that is proprietary and confidential in nature, regardless whether any document is specifically notated as “Confidential Information.” Examples include, but are not limited to unpublished financial and revenue reports, business planning and strategy, project bids, forecasting, sales analytics, customer lists, market analysis, client profiles, software designs, information regarding possible sales or acquisitions of facilities, information regarding existing and potential products, marketing and confidential methods of operations of the Company, its subsidiaries or its affiliates and their respective successors, assigns and nominees, as they may exist from time to time and which relate to the then conducted or planned business of the Company, its subsidiaries, its affiliates, or entities with which the Company was or is expected to be affiliated, and other proprietary information.

(b) Not Included. For avoidance of doubt, the Company’s Confidential Information does not include any information that: (1) is already in the public domain or becomes available to the public through no breach by Executive of this Confidentiality and Restrictive Covenant Agreement; (2) is lawfully disclosed to Executive by a third party without any obligations of confidentiality attaching to such disclosure; or (3) is developed by Executive entirely on Executive’s own time without the Company’s equipment, supplies or facilities and does not relate at the time of conception to the Company’s business or actual or demonstrably anticipated research or development of the Company.

(c) Notice Under Defend Trade Secrets Act. The federal Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is (a) made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2. Non-solicitation/Non-competition. Executive acknowledges that the Company, its subsidiaries and its affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee, client and customer relationships and goodwill to build an effective organization. Executive agrees that, without the prior written consent of the Company, during Executive’s employment and for a period of 18 months immediately following the Executive’s separation from the Company, however caused, the Executive shall not:

(a) Directly or indirectly, either for or on behalf of Executive or any other person or entity (i)  solicit, recruit or hire (or induce or attempt to solicit, recruit, hire or induce) any employee of the Company , its subsidiaries, its affiliates, (or any individual who was a contractor for the Company or any of its subsidiaries and/or affiliates at any time during the six (6) months prior to such act of hiring, solicitation or recruitment) to discontinue employment or engagement with the Company or otherwise interfere or attempt to interfere with the relationships between the Company, its subsidiaries, or its affiliates and its employees and contractors; or (ii) solicit business from any person or entity known by Executive to be a customer or partner of, or a customer or partner who in the 12 month period prior to Executive’s termination of employment was in substantive negotiations with the Company or its affiliates or subsidiaries; and

(b) Participate directly or indirectly in any capacity, whether individually, in partnership, jointly, or in conjunction with, or as an employee, agent, representative, partner, member, independent contractor, consultant or otherwise of any Competitive Entity in any geographic area in which the Company, during any time within the last 24 months of employment, provided services or had a material presence or influence, were located.

(c) “Competitive Entity” for purposes of Section 2 shall mean any entity, business, or person engaged in direct competition with the Company’s (including any of its subsidiaries or affiliates with whom Executive has worked with during the 12 months prior to termination time) business, products or services, in the United States, or in any foreign jurisdiction in which the Company provides, or has provided products or services during the Executive’s employment and the 18 months following Executive’s separation of employment.

3. Assignment of Inventions.

(a) The Company shall be the sole and exclusive owner of, and shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, moral rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to, any and all inventions, works of authorship, domain names, mask works, designs, know-how, ideas, improvements, processes, methods, trade secrets and other information, whether or not patentable or registrable under copyright or similar laws, that Executive solely or jointly makes, conceives, develops or reduces to practice (or cause to be made, conceived, developed or reduced to practice) during the Term of Executive’s employment with Company (including any of the foregoing that pre-date Executive’s execution of this Confidentiality and Restrictive Covenant Agreement) that (i) relate to the business of the Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development, (iii) result from any work performed by Executive for the Company, or (iv) are developed using the time, equipment, supplies, facilities or Confidential Information of the Company (collectively “Inventions”). Executive will promptly disclose all Inventions to the Company. To the extent that ownership of the Inventions is not deemed to have vested automatically in the Company under applicable law, Executive hereby assigns and shall assign all of Executive’s right, title and interest in such Inventions to the Company, except as provided in the following notice.

Notice: Notwithstanding any provision of this Confidentiality and Restrictive Covenant Agreement to the contrary, this does not obligate Executive to assign any of Executive's rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company. This provision constitutes the written notice and other requirements of RCW 49.44.140.

(b) Executive agrees to assist the Company in all proper respects (including, but not limited to, the execution of such instruments or documents as the Company may request), at the Company’s expense, to further secure the Company’s rights in, and to evidence, record and perfect the ownership or assignment of, the Inventions and any intellectual property rights therein and thereto, and to maintain, enforce, and defend any rights specified to be so owned or assigned. Executive further agrees that Executive’s obligation to provide such assistance shall continue after the termination of this Confidentiality and Restrictive Covenant Agreement. Executive hereby irrevocably designates and appoints the Company as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. The designation and appointment of the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) If Executive uses or discloses any or all original works of authorship, inventions, developments, improvements, trademarks, designs, domain names, processes, methods, trade secrets or other intellectual property that were made by Executive (solely or jointly) prior to Executive’s employment with the Company, that are owned by Executive or in which Executive has an interest, that relate to the Company’s actual or proposed business and that are not assigned by Executive to the Company under this Confidentiality and Restrictive Covenant Agreement (“Prior Inventions”) in the course of Executive’s employment or otherwise on behalf of the Company or incorporate any Prior Inventions into any Company property, the Company will have and Executive hereby grants the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to make, have made, modify, use, sell and otherwise exploit such Prior Inventions.

4. Return of Property. Executive agrees that all Confidential Information, created or maintained by Executive, alone or with others, while Executive is employed by Company shall remain at all times its sole property. All materials or documents containing or embodying Confidential Information shall remain the property of the Company, and any such materials or documents will be promptly returned to the Company by the Executive, accompanied by all copies of such documentation, within 10 days after (a) the employment relationship has been terminated, or (b) the delivery of the Company’s written request. Executive will not retain any copies or duplicates in any form.

5. Governing law. This Confidentiality and Restricted Covenant Agreement shall be governed by and shall be construed in accordance with the laws of the state of Washington, without giving effect to the conflicts of laws principles thereof, to the exclusion of the law of any other jurisdiction.

6. Severability. Executive agrees that should a court exercising jurisdiction with respect to this Confidentiality and Restrictive Covenant Agreement find any restriction herein invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction will be interpreted and enforced to the maximum extent that such court deems reasonable. If the Company, in its sole discretion, decides to waive a provision of such Section, no such waiver will constitute a waiver of any other provision in this Confidentiality and Restrictive Covenant Agreement or any other agreement between Executive and the Company.

7. Remedies. Executive agrees that its obligations provided in this Confidentiality and Restricted Covenant Agreement are necessary and reasonable to protect the Company and its business, and each Party expressly agrees that monetary damages would be inadequate to compensate the party disclosing for any breach by of its covenants and agreements set forth herein. Executive also agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain both mandatory and prohibitory injunctive relief against the threatened breach of this Confidentiality and Restrictive Covenant Agreement or the continuation of any such breach, without the necessity of proving actual damages. Executive also understands that if Executive breaches their obligations under this Confidentiality and Restricted Covenant Agreement, Executive forfeits any right to any remaining severance payable under the Executive Employment Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance. This Section 7 shall not be construed to limit the Company from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Exhibit B. If Executive breaches Executive’s obligations under Section 2 of this Exhibit B, then the applicable restricted period shall be extended to account for the period during which Executive was determined to be in breach.